TRIMAS REPORTS SECOND QUARTER 2024 RESULTS
Accelerated Organic Sales Growth in its Two Largest Segments
BLOOMFIELD HILLS, Michigan, July 30, 2024 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2024.
TriMas Second Quarter Highlights
•Achieved organic sales growth within its Packaging and Aerospace segments of 13.0% and 27.6%, respectively
•Increased net sales by 3.1%, as its two largest segments offset decreased demand within Specialty Products
•Improved adjusted operating profit margin within its Aerospace segment by 730 basis points year-over-year
•Reduced net shares outstanding by approximately 1.3% year-to-date through common stock repurchases
"Overall, our sales growth for the second quarter, as well as on a year-to-date basis, has exceeded our internal planning model for TriMas Packaging and TriMas Aerospace, our two largest groups," said Thomas Amato, TriMas President and Chief Executive Officer. "Although these two groups account for nearly 85% of TriMas’ sales over the past twelve months, our Specialty Products segment has not yet experienced a meaningful reversion in demand, which was expected to occur during the second quarter."
"Within our TriMas Aerospace group, we continue to sequentially benefit from the continuous improvement actions we initiated last year. These actions have enabled us to bring our production into better balance in light of the continued robust demand and constrained supply network in the aerospace and defense end market. Within our TriMas Packaging group, we are highly encouraged by the rate of organic sales growth and are working through challenges associated with customer demand rates at peak capacity in certain product lines, similar to what we have experienced in other businesses emerging from a demand trough. We expect some of these items, such as expedited freight and capacity constraints, to recede as we move through the year. With respect to Specialty Products, specifically our Norris Cylinder business, we have implemented additional cost restructuring actions to better align with the current demand levels. We expect these steps will improve performance during the second half of the year, albeit on a lower sales base than anticipated," commented Amato.
Second Quarter 2024
TriMas reported second quarter 2024 net sales of $240.5 million, an increase of 3.1% compared to $233.2 million in second quarter 2023, as organic sales growth in certain packaging and aerospace product lines more than offset lower market demand for products used in certain industrial, and oil and gas, applications within the Specialty Products segment. The Company reported operating profit of $17.9 million in second quarter 2024, a decrease of 11.0% compared to $20.1 million in second quarter 2023. Adjusting for Special Items(1), second quarter 2024 adjusted operating profit was $20.8 million, compared to $27.3 million in the prior year period, as the impact of higher sales volumes was offset by the impact of lower absorption of manufacturing and other costs within Specialty Products.
The Company reported second quarter 2024 net income of $10.9 million, or $0.27 per diluted share, compared to $11.0 million, or $0.26 per diluted share, in second quarter 2023. Adjusting for Special Items(1), second quarter 2024 adjusted net income(2) was $17.5 million, compared to $23.4 million in second quarter 2023, primarily as a result of lower operating profit in second quarter 2024. Second quarter 2024 adjusted diluted earnings per share(2) was $0.43, compared to $0.56 in the prior year period.
Financial Position
The Company reported net cash provided by operating activities of $18.4 million for second quarter 2024, compared to $16.5 million in second quarter 2023. As a result, the Company reported a Free Cash Flow(3) of $11.4 million for second quarter 2024, compared to $11.0 million in second quarter 2023. Please see Appendix I for further details.

TriMas ended second quarter 2024 with $35.0 million of cash on hand, $232.5 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.7x as defined in the Company's credit agreement. As of June 30, 2024, TriMas reported total debt of $427.4 million and Net Debt(4) of $392.4 million. The Company continues to maintain a strong balance sheet and remains committed to its capital allocation strategy of investing in its businesses, returning capital to shareholders through both share buybacks and dividends, and augmenting organic growth through programmatic bolt-on acquisitions focused on building out its packaging and aerospace platforms.
During the first six months of 2024, the Company repurchased 671,937 shares of its outstanding common stock for $16.9 million, further reducing net shares outstanding by approximately 1.3%. As of June 30, 2024, the Company had $70.1 million remaining under the repurchase authorization. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock in second quarter 2024, as well as declared a $0.04 per share dividend to be payable on August 13, 2024.
Second Quarter Segment Results
TriMas Packaging group's net sales for the second quarter were $131.9 million, an increase of 12.5% compared to the year ago period, primarily due to organic growth within the personal care, beauty and industrial end markets. Second quarter operating profit margin percentage was lower than the prior year period, as second quarter 2023 benefited from certain information technology costs remaining at the enterprise-wide level and a favorable commercial settlement, both of which did not repeat in second quarter 2024. Additionally, second quarter 2024 was burdened by capacity pinch points within certain products, related performance inefficiencies and expedited freight costs, due to high demand for certain personal care product lines as customers began to refill their pipeline. Despite these differences as compared to the prior year quarter, TriMas Packaging's adjusted operating profit for the second quarter remained consistent with the conversion rate of first quarter 2024. The Company continues to actively engage with its customers to confirm longer-term demand and related capacity requirements as order intake continues to build.
TriMas Aerospace group's net sales for the second quarter were $77.7 million, an increase of 30.0% compared to the year ago period, of which 27.6% was attributed to organic growth, primarily driven by increased production efficiencies and commercial actions in response to higher input costs. Second quarter operating profit increased, and the related adjusted margin percentage improved approximately 730 basis points, primarily due to operational excellence initiatives and commercial improvements. The Company remains focused on continuing to invest in new and innovative product and process solutions, and adding capacity in certain operations through both equipment and skilled labor, all to further enhance conversion on anticipated continued robust demand.
TriMas Specialty Products' net sales were $30.9 million, a decrease of 45.0% compared to the year ago period. While lower sales were anticipated for the quarter, the decline was greater than expected as an anticipated recovery for Norris Cylinder's product lines, predominantly from customers that use cylinders for heating, cooling and air conditioning, and other industrial applications, did not materialize as a result of overstocked inventory positions. Second quarter operating profit and the related margin percentage decreased significantly despite cost reduction actions in the quarter, given the material decrease in sales rate and the related lower absorption of structural costs. In addition, as previously disclosed, the Company has initiated a sale process for its Arrow Engine business, which when successfully completed, would facilitate an exit of its presence in the oil and gas end market.
Outlook
As a result of the conversion rate on lower than expected sales within Specialty Products in the second quarter, and anticipated lower sales within this segment for the balance of the year, TriMas is revising its full year 2024 outlook provided on February 29, 2024. The Company is now expecting to generate full year 2024 adjusted diluted earnings per share(2) in the range of $1.70 to $1.90, based on revised consolidated sales growth of 4% to 6% compared to 2023.
"As we entered the second quarter, we expected that the planned improvements within our Packaging segment and the performance momentum within our Aerospace segment would offset the low but increasing second half demand within our Specialty Products segment for the full year. Given the lower second quarter sales and a slow rate of order book building within Specialty Products, we have updated our 2024 forecast and have taken deeper structural cost-savings actions within our Norris Cylinder business. The revision to our full year outlook is attributable to the lower-than-expected sales and related earnings in our Specialty Products segment for the year. However, we expect Norris Cylinder to show meaningful improvement exiting 2024 compared to its second-

quarter performance. Additionally, we are excited about the promising core growth prospects in TriMas Packaging and the ongoing performance gains in TriMas Aerospace," concluded Amato.
The above outlook includes the impact of all announced acquisitions. As previously communicated, effective as of the first quarter of 2024, the Company is adding back non-cash compensation expense to its adjusted diluted earnings per share calculation. The outlook provided assumes no detrimental impact related to input costs or end market demand associated with escalating global conflicts. All of the above amounts considered as 2024 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its second quarter 2024 earnings conference call today, Tuesday, July 30, 2024, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation second quarter 2024 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13747794, beginning July 30, 2024, at 3:00 p.m. ET through August 13, 2024, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; our ability to successfully complete the sale of our Arrow Engine business; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,400 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$35,010	$34,890
Receivables, net	169,660	148,030
Inventories	208,620	192,450
Prepaid expenses and other current assets	25,610	22,010
Total current assets	438,900	397,380
Property and equipment, net	328,830	329,990
Operating lease right-of-use assets	39,700	43,220
Goodwill	360,370	363,770
Other intangibles, net	171,220	181,020
Deferred income taxes	10,870	10,230
Other assets	15,950	16,050
Total assets	$1,365,840	$1,341,660
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$90,650	$91,910
Accrued liabilities	57,150	59,640
Lease liabilities, current portion	7,890	7,900
Total current liabilities	155,690	159,450
Long-term debt, net	427,360	395,660
Lease liabilities	36,070	39,690
Deferred income taxes	26,950	23,290
Other long-term liabilities	43,840	40,620
Total liabilities	689,910	658,710
Total shareholders' equity	675,930	682,950
Total liabilities and shareholders' equity	$1,365,840	$1,341,660

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net sales	$240,500	$233,190	$467,600	$448,650
Cost of sales	(186,490)	(178,660)	(360,880)	(346,430)
Gross profit	54,010	54,530	106,720	102,220
Selling, general and administrative expenses	(36,160)	(34,470)	(76,430)	(72,170)
Operating profit	17,850	20,060	30,290	30,050
Other expense, net:
Interest expense	(5,220)	(3,970)	(10,150)	(7,670)
Other income (expense), net	40	160	(280)	90
Other expense, net	(5,180)	(3,810)	(10,430)	(7,580)
Income before income tax expense	12,670	16,250	19,860	22,470
Income tax expense	(1,730)	(5,230)	(3,780)	(6,540)
Net income	$10,940	$11,020	$16,080	$15,930
Basic earnings per share:
Net income per share	$0.27	$0.27	$0.39	$0.38
Weighted average common shares—basic	40,699,287	41,462,452	40,858,668	41,503,039
Diluted earnings per share:
Net income per share	$0.27	$0.26	$0.39	$0.38
Weighted average common shares—diluted	40,999,038	41,645,184	41,160,526	41,723,611

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$16,080	$15,930
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	—	50
Depreciation	20,000	20,540
Amortization of intangible assets	8,430	9,200
Amortization of debt issue costs	480	460
Deferred income taxes	2,840	3,420
Non-cash compensation expense	6,420	6,180
Provision for losses on accounts receivable	860	—
Increase in receivables	(24,650)	(20,050)
(Increase) decrease in inventories	(18,310)	2,500
(Increase) decrease in prepaid expenses and other assets	(400)	1,210
Decrease in accounts payable and accrued liabilities	(1,210)	(14,060)
Other operating activities	4,130	810
Net cash provided by operating activities, net of acquisition impact	14,670	26,190
Cash Flows from Investing Activities:
Capital expenditures	(24,110)	(24,930)
Acquisition of businesses, net of cash acquired	—	(71,840)
Cross-currency swap terminations	(3,760)	—
Settlement of foreign currency exchange forward contract	3,760	—
Net proceeds from disposition of property and equipment	230	250
Net cash used for investing activities	(23,880)	(96,520)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	153,530	59,410
Repayments of borrowings on revolving credit facilities	(122,230)	(37,180)
Payments to purchase common stock	(16,850)	(13,090)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,560)	(2,590)
Dividends paid	(3,320)	(3,340)
Other financing activities	(240)	(3,070)
Net cash provided by financing activities	9,330	140
Cash and Cash Equivalents:
Increase (decrease) for the period	120	(70,190)
At beginning of period	34,890	112,090
At end of period	$35,010	$41,900
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,940	$7,050
Cash paid for taxes	$5,470	$8,120

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Packaging
Net sales	$131,930	$117,320	$258,950	$233,540
Operating profit	$18,020	$17,280	$35,130	$31,670
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	400	—	800
Business restructuring and severance costs	440	4,260	1,350	4,710
Adjusted operating profit	$18,460	$21,940	$36,480	$37,180

Aerospace
Net sales	$77,720	$59,800	$145,060	$109,790
Operating profit	$10,430	$2,630	$17,560	$4,060
Special Items to consider in evaluating operating profit:
M&A diligence and transaction costs	30	—	30	—
Purchase accounting costs	—	800	—	800
Business restructuring and severance costs	—	290	—	290
Adjusted operating profit	$10,460	$3,720	$17,590	$5,150

Specialty Products
Net sales	$30,850	$56,070	$63,590	$105,320
Operating profit	$580	$12,100	$3,190	$21,850

Corporate Expenses
Operating loss	$(11,180)	$(11,950)	$(25,590)	$(27,530)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	990	1,210	2,200	2,410
ERP implementation costs	780	—	1,790	—
Settlement of legacy liability	660	—	660	—
Business restructuring and severance costs	—	280	680	3,760
Adjusted operating loss	$(8,750)	$(10,460)	$(20,260)	$(21,360)

Total Company
Net sales	$240,500	$233,190	$467,600	$448,650
Operating profit	$17,850	$20,060	$30,290	$30,050
Total Special Items to consider in evaluating operating profit	2,900	7,240	6,710	12,770
Adjusted operating profit	$20,750	$27,300	$37,000	$42,820

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net income, as reported	$10,940	$11,020	$16,080	$15,930
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	440	4,830	2,030	8,760
Purchase accounting costs	—	1,200	—	1,600
M&A diligence and transaction costs	1,020	1,210	2,230	2,410
ERP Implementation costs	780	—	1,790	—
Settlement of legacy liability	660	—	660	—
Defined benefit pension plan settlement charge	—	640	—	640
Derivative de-designation and settlement (gain) loss	(280)	—	10	—
Amortization of acquisition-related intangible assets	4,220	4,610	8,430	9,200
Non-cash compensation expense	1,850	3,240	6,420	6,180
Income tax effect of net income adjustments(1)	(2,180)	(3,340)	(5,090)	(6,670)
Adjusted net income	$17,450	$23,410	$32,560	$38,050

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Diluted earnings per share, as reported	$0.27	$0.26	$0.39	$0.38
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.01	0.12	0.05	0.21
Purchase accounting costs	—	0.03	—	0.04
M&A diligence and transaction costs	0.02	0.03	0.05	0.06
ERP Implementation costs	0.02	—	0.04	—
Settlement of legacy liability	0.02	—	0.02	—
Defined benefit pension plan settlement charge	—	0.02	—	0.02
Derivative de-designation and settlement (gain) loss	(0.01)	—	—	—
Amortization of acquisition-related intangible assets	0.10	0.11	0.20	0.22
Non-cash compensation expense	0.05	0.07	0.16	0.14
Income tax effect of net income adjustments(1)	(0.05)	(0.08)	(0.12)	(0.16)
Adjusted diluted EPS	$0.43	$0.56	$0.79	$0.91
Weighted-average shares outstanding	40,999,038	41,645,184	41,160,526	41,723,611
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three and six month periods ended June 30, 2024 and 2023, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2024			2023
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$18,360	$3,860	$22,220	$16,500	$4,610	$21,110
Less: Capital expenditures	(10,860)	—	(10,860)	(10,140)	—	(10,140)
Free Cash Flow	$7,500	$3,860	$11,360	$6,360	$4,610	$10,970

	Six months ended June 30,
	2024			2023
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$14,670	$6,630	$21,300	$26,190	$6,640	$32,830
Less: Capital expenditures	(24,110)	—	(24,110)	(24,930)	—	(24,930)
Free Cash Flow	(9,440)	6,630	(2,810)	1,260	6,640	7,900

	June 30, 2024	December 31, 2023	June 30, 2023
Long-term debt, net	$427,360	$395,660	$417,020
Less: Cash and cash equivalents	35,010	34,890	41,900
Net Debt	$392,350	$360,770	$375,120

	YOY Sales Growth %
	Organic	Acquisitions	Foreign Exchange	Total
Q2 2024 vs. Q2 2023
Consolidated TriMas Corporation	2.8%	0.6%	(0.3)%	3.1%
Packaging	13.0%	—%	(0.5)%	12.5%
Aerospace	27.6%	2.4%	—%	30.0%
Specialty Products	(45.0)%	—%	—%	(45.0)%

YTD Q2 2024 vs YTD Q2 2023
Consolidated TriMas Corporation	0.7%	3.4%	0.1%	4.2%
Packaging	9.6%	1.2%	0.1%	10.9%
Aerospace	20.4%	11.7%	—%	32.1%
Specialty Products	(39.6)%	—%	—%	(39.6)%

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2024
	Low	High
Diluted earnings per share (GAAP)	$1.08	$1.28
Pre-tax amortization of acquisition-related intangible assets(1)	0.41	0.41
Income tax benefit on amortization of acquisition-related intangible assets	(0.10)	(0.10)
Pre-tax non-cash compensation expense	0.25	0.25
Income tax benefit on non-cash compensation expense	(0.06)	(0.06)
Impact of Special Items(2)	0.12	0.12
Adjusted diluted earnings per share	$1.70	$1.90
(1) These amounts relate to acquisitions completed as of July 30, 2024. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.